                                                                    Exhibit 4.41

                           CONTRACT NO. 32-000108-01

made between

THE BUYER
JIANGSU YANGGUANG CRYSTAL SCI. & TECH. CO., LTD.
ADDRESS:  Westside of XinGang Road
Dapu Industrial Area,
LianYunGang Eco & Tech. Development Zone
Jiangsu, China
Fax: +86-518-8515-9211     Tel: +86-518-8515-9266


and


THE SELLER:
ALD VACUUM TECHNOLOGIES GMBH
ADDRESS:  Wilhelm-Rohn-Strasse 35, 63450 Hanau, Germany
Fax: +49-6181-307-3299     Tel: +49-6181-307-3078




This contract is made by and between the Buyer and Seller, whereby the Buyer agrees to buy and the Seller agrees to sell the under mentioned commodity according to the terms and conditions stipulated below:

1

                                                                                        ALL AMOUNTS
                                                                                             in
ITEM      COMMODITIES SPECIFICATIONS                                                        US $
----      --------------------------                                                 ------------------
1         Fifty (50) Silicon Crystallisation Units Type SCU 400
          capable of Melting, Crystallising, Annealing and Cooling Down
          of Photovoltaic Grade Silicon Ingots, scope of supply and service as per Annex 1

          -hereafter referred to as the Equipment or the Goods-

          CIF LianYunGang China Seaport according to Incoterms 2000.

          TOTAL CONTRACT PRICE                                                       US $ 35,500,000,--
                                                                                     ==================

in words: US $: Thirty Five Million Five Hundred Thousand only.


As agreed by the Buyer, the Seller has sold futures of the US $ to be received as per this contract. This business has been fixed with the Bank of the Seller at the date the contract has been signed. The Buyer agrees to refund to Seller of all cost which might arise due to non- or late payment and/or opening or increasing the L/C(s)

2    COUNTRY OF ORIGIN AND MANUFACTURERS: European Community:
     ALD Vacuum Technologies GmbH, Germany

3    PACKING:
     To be packed in new strong wooden cases and suitable for long distance ocean transportation and to change of climate, well protected against rough handling, moisture, rain, corrosion, and shocks. The Seller shall be liable -- to the extent as covered by Seller's transport insurance -- for any direct damage of the commodity and direct expenses incurred on account of improper packing and for any rust attributable to inadequate or improper protective measures taken by the Seller in regard to the packing

4    SHIPPING MARK:
     The Seller shall mark on the four adjacent sides of each package with fadeless painting the package number, gross weight, net weight, measurement, Contract No., port of destination, consignee code and the wordings "KEEP AWAY FROM MOISTURE", "HANDLE WITH CARE", "THIS SIDE UP", the lifting position, gravity centre and the shipping mark:

                           LianYunGang Seaport China
                           Jiangsu Yangguang Crystal Sci. & Tech. Co., Ltd. Contract No. 32-000108-01





                       Contract no 32-000108-01 30 10 07

5    TIME OF SHIPMENT (DATE OF BILL OF LADING)
        1ST LOT CONSISTING OF 12 FURNACES:
        -   4 Furnaces will be delivered April 30, 2008 and
        -   4 Furnaces will be delivered May 31, 2008 and
        -   4 Furnaces will be delivered June 30, 2008 and
        2ND LOT CONSISTING OF 22 FURNACES:
        -   6 Furnaces will be delivered July 31, 2008 and
        -   8 Furnaces will be delivered August 31, 2008 and
        -   8 Furnaces will be delivered September 30, 2008 and
        3RD LOT CONSISTING OF 16 FURNACES:
        -   8 Furnaces will be delivered October 31, 2008 and
        -   8 Furnaces will be delivered November 30, 2008 and
        SPARE PARTS:
        - Spare Parts which might be delivered in other sequences as the furnaces but in any case on or before November 30, 2008

     Provided the Seller has received the down payment(s) as per chapter 10.1. and 10.2.

     2007 and the irrevocable documentary L/C in an acceptable wording as per section 10.3. on or before:
        - for the 1st lot Down payment 10.1 and 10.2: NOVEMBER 06, 2007 and the L/C: NOVEMBER 14, 2007
        -   for the 2nd lot Down payment 10.2. and L/C as per 10.3: FEBRUARY
            14, 2008
        -   for the 3rd lot Down payment 10.2. and L/C as per 10.3: MAY 15, 2008

     In case receipt of any of the down payments and/or the opening of the L/C(s) is delayed
        - the delivery time will be postponed by a period of time to be advised by the Seller and
        - the Buyer will refund the cost to the Seller caused by such delay, i.e. cost for the fulfilment of the futures business Seller has concluded with his Bank.

6    LATE DELIVERY AND LIQUIDATED DAMAGES:
     Should the Seller fail to make delivery (i.e. shipment on board the vessel as per Clause 5. above) on time as stipulated in the contract, with exception of Force Majeure causes specified in Clause 16 of this contract or delays not imputable to Seller, the Buyer shall agree to postpone the delivery on condition that the Buyer is entitled to claim from Seller Liquidated Damages. After an initial grace period of 3 (three) weeks, the rate of Liquidated Damages is charged at 0.50% of the value of the goods being in delay for every complete week of delay. Such Liquidated Damages, however, shall not exceed 5.0% of the total value of the Goods involved in the late delivery. Further liabilities of the Seller for delay are excluded.

7    PORT OF SHIPMENT: European North-Sea Port

8    PORT OF DESTINATION: LianYunGang Seaport China

9 TRANSPORT INSURANCE: Under CIF terms transport insurance for 110% of the invoice value shall be arranged by the Seller

10   PAYMENT TERMS:

10.1 5% of the total contract amount as down payment to be paid against presentation of
     - a down payment invoice showing the same amount in favour of ALD's account no. 366829849 with Bayerische Hypo und Vereinsbank, Aschaffenburg, Bank Code 795 200 70, SWIFT HYVE DE MM 407
     - a down payment guarantee issued by Euler Hermes, Hamburg in favor of the Customer as per Annex 4 to be presented until November 05, 2007 (Fax copy will be send in advance)
     to be credited not later than November 06, 2007.

10.2 20% within
     - from the value of 12 Furnaces including spare parts on November 6, 2007 and
     - from the value of 22 Furnaces including spare parts on February 14, 2008 and
     -   from the value of 16 Furnaces including spare parts on May 15, 2008.

     - details as per the payment scheduled outlined in Annex 1 -- as down payment to be paid against presentation of down payment invoice(s) showing the same amount in favour of ALD's account no. 366829849 with Bayerische Hypo und Vereinsbank, Aschaffenburg, Bank Code 795 200 70, SWIFT HYVE DE MM 407 to be credited not later than the date fixed above.

     The Seller shall provide a Down Payment Gurantee issued by Euler Hermes for the 1st down payment under this article covering the value of the 12 Furnaces in the wording as per Annex 5. The 2nd and 3rd payment under this article shall be released by the Buyer without presentation of a down payment guarantee.

10.3 The Buyer shall open an irrevocable, documentary Letter of Credit with a first class Chinese Bank in favour of the Seller not later than November 14, 2007 for 75% of the contract value for the value of 12 Furnaces including spare parts.


                       Contract no 32-000108-01 30 10 07

     The amount of this Letter of Credit shall be increased latest on February 14, 2008 by 75% of the value of 22 Furnaces including spare parts and shall be further increased latest on May 15, 2008 by 75% of the value of 16 Furnaces.

     The Letter of Credit shall be advised and confirmed by and payable at a first class German Bank to be designated by the Seller, not expiring before the last payment rate has been paid out.

     The latest date of shipment in the initial L/C shall be the agreed date of delivery of the 12th furnace plus 2 months. The time of shipment shall be extended latest on February 14, 2008 to agreed date of delivery of the 34th Furnace plus 2 months and shall be further extended latest on May 15, 2008 to the agreed date of delivery of the 50th Furnace plus 2 months.

     Details as per the payment and delivery schedule as per Annex 1. Partial shipment and trans-shipment allowed. Period for presentation of documents shall be not less than 21 days. The Letter of Credits shall be payable as follows:

     75 % of the contract amount pro rata delivery against Seller's presentation of:
        - Seller's commercial invoice signed in 1 original and 4 Copies, indicating the contract no. and shipping mark.
        - Full set of 3/3 original clean on board Bills of Lading marked "Freight pre-paid", indicating Contract No. and shipping mark made out to order and blank endorsed, notifying the Buyer.
        - Packing List in 2 originals and 2 copies issued by the Seller with indication of gross weight, net weight, dimension of each package, number of packages and content of each package.
        - Certificate of Quality and Quantity issued by the Seller, in one original and two copies
        -   Certificate of Origin in one original and two copies
        - One copy of a fax to the Buyer, advising particulars of shipment within 8 working days after date of B/L is made

        For the L/C of the 1st covering 12 Furnaces:
        - a Performance Bond for 10% of the value of the partial shipment issued by a first class German Bank in favour of the Buyer

        For the L/C of the 2nd and 3rd lot covering 22 and 16 Furnaces:
        - a Performance Bond for 5% of the value of the partial shipment issued by a first class German Bank in favour of the Buyer

     All the banking charges incurred in China shall be borne by the Buyer while all the banking charges incurred outside China shall be borne by the Seller.

11   INSPECTION AND TESTING:

11.1 The seller shall invite the Buyer in time to attend the inspection and test procedure in Germany as described in Chapter 5 of Appendix 2 or one partial shipment of furnaces mutually decided by Buyer and Seller.

11.2 The Inspection and testing period is scheduled to be completed in two (2) weeks time. If the Buyer decides not to attend the testing procedure the test will be done by the Seller only.

11.3 After arrival of the goods on Buyer's site, the Buyer, with the Seller's representatives (if requested by the Seller and if Seller's representative arrives in time), has the right apply to the China Entry-Exit Inspection and Quarantine (hereinafter referred to as the Entry-Exit Inspection) for a preliminary inspection in respect of the quality, specifications and quantity/weight of the goods and a Survey Report shall be issued therefore. If discrepancies are found by the Entry-Exit Inspection regarding specifications of the quantity or both, except when the responsibilities lie with insurance company or shipping company, the Buyer shall, within 90 days after arrival of the goods on Buyer's site, have the right to claim against the Seller.

     Should the quality and specifications of the goods be not in conformity with contract or should the goods prove defective within the warranty period stipulated in Clause 14 for any reason imputable to Seller, the Buyer shall arrange for a survey to be carried out by the Entry-Exit Inspection and have the right to claim against the Seller on the strength of the Survey Report.

12   SHIPMENT:

     The Seller shall ship all the Goods as per scope of supply defined above within the time of shipment form the port of shipment to the port of destination. Trans shipment and Partial shipments are allowed.


                        Contract no 32-000108-01 30 10 07

13 SHIPPING ADVICE

13.1 The Seller shall, after the furnace has been successfully tested, arrange the shipment of the equipment as soon as possible and shall advise the Buyer by fax or e-mail about the details of the shipping

13.2 The Seller shall, within 8 working days after B/L -- date, advise the Buyer by fax of the Contract No. commodity, quantity, number of package, invoiced value, gross weight, name of vessel, date of B/L and B/L-number, and estimated date of arrival etc

14 WARRANTY AND QUALITY:

Seller warrants that the equipment will be constructed in a workmanlike manner, that it is free from defects in material and manufacture and that, at the time Seller tenders delivery at the destination point, it will conform substantially to the Specifications and Designs.

If within 12 months after this first start-up at Buyer's site or within 17 months from FOB delivery or notification that the equipment is ready for dispatch, whichever is earlier, any item of the equipment proves to be defective by reason of wrong choice of material, bad workmanship or faulty design, and such reasons are attributable to Seller, Seller at his choice and expense, and upon Buyer's prompt written notice - which is to be given at the latest within fourteen (14) days from the discovery of such defect - shall replace the defective item by a new one or repair it within a reasonable time after receipt of buyer's notice. In case more than one furnace is contracted, it is agreed and understood that each of the furnace will be accepted independently and the warranty period starts and ends of each of the delivered furnaces independently.

It is clearly understood that Seller's responsibility for parts fabricated locally and / or bought by Buyer according to Seller's engineering instructions is limited to the submitted design and engineering.

Seller shall not be responsible for damages arising from natural wear and tear, corrosion, crucible problems or overloads, damages resulting from improper handling or faulty operation of the equipment by Buyer or third parties not hired by Seller, processing of unsuitable materials, damages resulting from the application of hardware and/or software not supplied by Seller, nor any natural or other influence not traceable to the Seller. Wear and tear parts, such as seals, packing, heating elements, gaskets, lubricants, fluids and other working agents are not covered under the warranty.

The foregoing warranties are definite and Seller makes no other warranties with respect to the equipment, expressed or implied, including no warranty of merchantability or of fitness for a particular purpose.

15 CLAIMS:

Within 30 days after the arrival of the goods at the destination should the specifications, or quantity be found not in conformity with the stipulations of the contract except those claims for which the insurance company or the owners of the vessel are liable, the Buyer shall, on strength of the Inspection Certificate issued by the China Commodity Inspection Bureau, have the right to claim for repair or for replacement of the defective parts if no repair is possible and all the direct expenses (i.e. inspection charges and direct cost for sending the replacement parts of the defective parts, if any , insurance premium, storage and loading and unloading charges, etc. ) shall be borne by the Seller, if the Seller is responsible.

In case of any damage occurred by reason imputable to the Seller due to inferior quality or bad material or bad workmanship during the warranty period of this contract as per clause 15, the Buyer shall notify the Seller immediately in writing, but latest within 48 hours after the damage occurred. Upon receipt of such claim, the Seller shall respond to this claim within 24 hours and shall be responsible for start of elimination of defects within as soon as possible at Seller's discretion and at Seller's own cost and risk if the Seller is responsible. The Seller shall give his opinion to the Buyer within 2 weeks after he has been informed as mentioned above. If the Seller gives no response after these 2 weeks period the claim shall be deemed accepted by the Seller. Where necessary and agreed to by Seller, the Buyer shall be at liberty to eliminate the defect(s) himself at the Seller's direct expenses on actual and unavoidable costs.

16 FORCE MAJEURE:

The contract parties shall be released from liability for partial or complete non-fulfilment of their obligations hereunder if due to Acts of God/Force Majeure, including but not limited to war, fire, flood, typhoon, earthquake, strike, embargo or governmental acts or interference's. In such an event, the contract party suffering from such event shall promptly notify the other contract party in writing of the beginning and cessation of the circumstances preventing performance, and the time for fulfillment of the contractual obligations shall be extended for a period of time equal to that during which such circumstances have lasted, or for such other reasonable period as the contract parties may agree upon. In addition, within fourteen days after the party's notification of a Force Majeure event, such party shall send by airmail to the other party a certificate issued by the Competent Government Authorities or Chamber of Commerce where the event occurs as evidence thereof.

Should the Force Majeure period exceed 40 consecutive weeks, either contract party shall have the right to

                       Contract no. 32-000108-01 30:10.07
cancel that part of contract under which not shipments have been made. No liability or penalty shall be imposed on the party suffering from such an event for damages of any kind incurred or sustained by the other party from delays in the performance of this contract for the reasons stated above.

17 ARBITRATION:

All disputes in connection with this contract or the execution thereof shall be settled through friendly negotiations. In case no settlement can be reached, the case may then be submitted for arbitration in Stockholm in accordance with the arbitral rules promulgated by the Arbitration Commission (ICC, Paris rules). The arbitration shall take place in Stockholm, Sweden and the decision of the Arbitration Commission shall be final and binding upon both parties, neither party shall seek recourse to a law court nor other authorities to appeal for revision of the decision. Or the arbitration may be settled in a third country mutually agreed upon by both parties. Arbitration fee shall be borne by the losing party. The contract shall be governed by the substantive law of Sweden.

18 EFFECTIVENESS OF CONTRACT:

This contract shall come into force upon its signature by the parties.

Should the Seller not having received the down payments as per Article 10.1 and
10.2 and L/C as per Article 10.3 by November 25, 2007, the delivery time and price might be increased as advised by the Seller in case payment(s) and/or opening of the L/C (s) are delayed by more than 2 (two) months, the Seller has the right to cancel the respective portion of the contract and demand refund of the cost caused by such delay from the Buyer, if no other agreement is reached by the parties on a mutual basis.

19 TAXES AND DUTIES:

19.1 All taxes in connection with the execution of this contract levied by the Chinese Government on the Buyer in accordance with the tax laws in effect shall be borne by the Buyer.

19.2 All taxes arising outside of China in connection with the execution of this contract shall be borne by the Seller.

20 GENERAL LIABILITY:

Liability for damage to persons or property is accepted by the Seller only to the extent covered by the existing insurance (third party liability insurance) concluded by the Seller. This third party liability insurance for any one insured event and annual aggregate shall provide insurance cover up to a limit of (euro)5,000,000 -- for bodily injury and property damage.

Liability of the Seller for delay is limited to the amount of penalty due to paid to the Buyer as per article 6 whereas further liabilities for delay are excluded.

Any liability by Seller for consequential damages, loss of profit, or any other indirect losses or damages is expressly excluded, to the extent that the Seller does not infringe on compulsory law

21 PASSAGE OF RISK

The risk of loss passes to the Buyer according to the provisions of the Incoterms 2000, applicable for the delivery condition as stipulated in this contract.

22 PASSING OF TITLE

The Seller reserves the right of ownership for all deliveries made and services rendered under the contract until payment of the contract price has been made in full by the BUYER. The Buyer shall co-operate in any measures necessary for the protection of Buyer's title, in particular reservation of title in the required form in public registers or similar records, all in accordance with relevant laws.

23 SECRECY

It is agreed that all information, data, drawings, etc including the contract documents itself, which have been submitted or will be submitted in connection with this contract and also the equipment to be delivered under this contract are to be considered as Proprietary Information of ALD shall not be divulged to third parties. The copyright and any and all rights of all such information shall remain with Seller. In particular, Buyer shall not neither directly nor indirectly use Seller's design, or Seller's intended design, to build or have built similar or identical goods neither for himself nor for third parties. It is agreed that the stipulations under this paragraph survive the expiration of the contract.

The Buyer shall not allow any competitor of the Seller to have access to equipment delivered by the Seller.

                       Contract no 32-000108-01 30. 10. 07

Furthermore the parties have agreed for a period of 10 years after end of the warranty period under this contract that the information which will be exchanged in writing and verbally (to be confirmed in writing within a reasonable time) during the execution of the contract shall be treated confidential by the receiving Party and shall not be released to any third Party. These undertakings of secrecy shall not apply to such Information which by reasonable proof.

(a) is in the possession of the receiving party with free right of disposal prior to receipt, or

(b) is or becomes publicly available through no fault of the receiving party, or

(c) is obtained from a source other than the releasing party in good faith and without similar restriction as to its use or disclosure, or

(d) is agreed in writing by the releasing party to be disclosed by the receiving party to customer, potential customer or sub-contractor, or

(e)  is independently developed by the receiving party

24 APPENDICES

The following Appendices form an integral party of this contract:

Appendix 1        Price sheet
Appendix 2        Technical Specification No 32-000108-01
Appendix 3        Draft of Performance Bond
Appendix 4        Down Payment Guarantee for the 5% Down payment
Appendix 5        Down Payment Guarantee for the 20% Down payment for the 12 Furnaces

IN WITNESS THEREOF, this contract is signed by all parties in two original copies, each party holds one copy. The Appendices of this contract shall be an integral party of the contract and have the same validity as the contract. In case of any discrepancies, the wording of this contract shall govern. The contract is Chinese and English language, in case of conflict the English version shall govern.




                THE BUYER:                                              THE SELLER:
JIANGSU YANGGUANG CRYSTAL SCI. & TECH. CO., LTD                ALD VACUUM TECHNOLOGIES GMBH
              Lianyungang                                               63450 Hanau
             Jiangsu, China                                               Germany

             /s/ PETER YANG                                            /s/ MELNUT BERG
          ---------------------                                  ----------------------------
             MR PETER YANG                                            PPA, MELNUT BERG



      LIANYUNGANG, OCTOBER 30, 2007                              LIANYUNGANG, OCTOBER 30, 2007

                       Contract no 32-000108-01 30. 10. 07